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IMATION CORP.

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Imation Issues Second Letter to Shareholders Regarding Upcoming Annual Meeting

Urges Shareholders to Protect the Value of Their Investment by Voting FOR the Company’s

Director Nominees on the WHITE Proxy Card

Notes Serious Uncertainty with The Clinton Group’s Proposals for the Company

OAKDALE, Minn. (April 27, 2015) – Imation (NYSE: IMN) (the “Company”), a global data storage and information security company, today announced that it will mail a letter to shareholders in connection with the Company’s 2015 Annual Meeting of Shareholders, scheduled for May 20, 2015. The Imation Board of Directors unanimously recommends that shareholders vote the WHITE proxy card FOR the Company’s three highly qualified and experienced director nominees: Mark E. Lucas, L. White Matthews, III and David B. Stevens.

The full text of the letter follows:

April 27, 2015

Dear Fellow Shareholder:

Your vote at this year’s Annual Meeting of Shareholders on May 20 is critically important to the future of Imation and to continuing the significant progress your Board has made transforming your Company into a pure-play, global leader in data-storage and security solutions. To protect the value of your investment and the exploration of strategic alternatives currently being undertaken by the Company, it is important that you vote on the WHITE Proxy card “FOR” our experienced and highly qualified Director nominees: Mark E. Lucas, L. White Matthews, III and David B. Stevens.

As you know, The Clinton Group (“Clinton”), a hedge fund that purchased shares in Imation just a few short months ago, has chosen to launch a highly disruptive proxy fight in what, we believe, is an attempt to gain effective control of your Company without any detailed and informed plan and without paying any control premium to pursue its own self-interested goals. To accomplish this, Clinton is seeking to remove three of Imation’s highly qualified, experienced Directors – one of whom currently serves as your Chairman and another whom serves as your CEO – with three candidates who lack a fundamental understanding of your Company, have no relevant experience leading a public company, no relevant experience in leading a global business and no original ideas to maximize the value of your investment. Furthermore, we believe the track records and past actions of Clinton’s nominees call into question their credentials and true motives.

Consistent with our culture of open shareholder engagement, we have repeatedly tried to engage in a constructive dialogue with Clinton to solicit its input. To date, we have made four separate proposals, going so far as to offer Clinton the opportunity to name one director to replace one of the existing Directors on the Imation Board and to add a new independent director agreed upon by both Imation and Clinton. Unfortunately, our good faith efforts have been rejected while Clinton has made unilateral and disproportionate demands. Instead of working with us, Clinton would rather seek to gain effective control of your Board at all costs and risk your Company’s future on a “plan” that is based on uninformed, incomplete and inaccurate analysis. In fact, Clinton’s “plan” substantially consists of a series of diligence questions that we have already provided them with reasonable opportunities to answer. As good stewards of your capital, the Board is simply unwilling to risk your Company and your investment.

At the same time, your Board continues to assess all strategic alternatives with a financial advisor to maximize shareholder value. We believe that Clinton’s insistence on its own due diligence period required to understand Imation and its desire to control the agenda regarding the strategic alternative process could materially impact the outcome of this process and the potential value of your investment.

Rather, we believe your existing Board has the right plan in place to unlock Imation’s true potential and realize the full value of your investment. Your Board and management team have taken critical, decisive action over the past four years. In the face of our declining legacy businesses, we are transforming Imation into a leading provider of enterprise and commercial data storage and security solutions and to maximize cash generation from our now remaining legacy businesses. The current review of a full range of potential strategic alternatives is the next important step on this path. It’s important not to let this progress be derailed by a group of individuals that have clearly not done their homework on your Company. If they had, they would recognize that the vast majority of their proposed recommendations have either already been completed or risk severely disrupting current business operations. They would also understand that your Board is leading a fundamental transformation of Imation’s business model and has positioned the Company for growth.

Consider the following, which reflects the significant progress we have made to strengthen our business and position it for growth:

•	Revenue from our growth businesses in storage and security solutions showed year-over-year growth in the fourth quarter of 2014 and is expected to achieve double-digit year-over-year growth in Q1 2015;

•	During the last 12 months, we added approximately 800 new customers to our Nexsan portfolio of solutions and 200 customers to our IronKey business, including 13 Fortune 100 companies and five large federal government agencies in the United States and other countries;

•	When we initiated this multi-year transformation 90% of Imation’s revenues came from our legacy media businesses and today only 65% of our revenues come from these businesses;

•	From 2012-2015, we have taken out more than $100 million of costs from our legacy businesses and reduced corporate headcount, including senior management, by over 45%; and

•	We also continue to pursue prudent monetization strategies to drive free cash flow to invest in our growth businesses including selling IP to Sony, licensing a brand, signing a deal to sell our Weatherford Facility and actively working to sell our corporate headquarters in Oakdale.

As we move forward, Imation is poised to further strengthen its position as a leading provider of innovative data storage and security solutions for enterprises and individual consumers alike. Your Board and management team have been – and will continue to be – agents of change and the driving force behind the successful completion of Imation’s strategic transformation. We are confident that your Board and management team have a winning strategy in place to renew profitable growth.

IMATION’S BOARD IS ALWAYS OPEN TO CHANGE, BUT THE CHANGE PROPOSED BY

CLINTON WILL BE DETRIMENTAL TO THE COMPANY AND TO ITS SHAREHOLDERS

As stated previously, we have held extensive discussions with many of our long-term shareholders throughout our transformation and have welcomed their input towards enhancing value. Your Board has been committed to change. This is the reason one-third of the Directors have been appointed in the last eight months and 80% of the independent directors have been added since March 2012. This is a Board that has been substantially transformed.

However, Clinton’s misguided proposals are anything but “fresh.” In fact, they are stale and pose a legitimate threat to our current strategic review process, our business operations and our ability to retain and attract employees. For instance, Clinton’s proposed overhaul of our existing TSS and CSA divisions into two new business segments, Legacy and Disk Storage, demonstrates its gross misunderstanding of Imation’s product lines, the markets in which they are sold and the makeup of our workforce.

This ignorance could have been fully addressed had Clinton taken the opportunity to enter into the confidentiality agreement we proposed with no standstill agreement. By refusing to accept our offer, Clinton has clearly demonstrated that it has no desire to understand how your Company functions, rendering it unable to provide relevant long-term value enhancing recommendations. As a result, giving Clinton’s nominees effective control of your Board is a recipe for value destruction.

Put simply, Clinton has failed to do its homework, leaving its already less-than-qualified director nominees unprepared to add value to your Board. Rather than engage in a constructive dialogue to understand the business, Clinton is asking shareholders to “trust” that it will be able to come up with a better plan after its nominees have been put on the Board. We don’t believe this trust is warranted.

The question then for shareholders is clear: Do the three nominees proposed by Clinton possess significant experience and relevant knowledge that would be valuable to the Board and is that experience and knowledge superior to that possessed by the three members of the Board they propose to replace?

We believe that by any objective measure the answer to both questions is a clear and convincing “NO.”

Furthermore, we believe that Clinton’s unnecessary attempt to take effective control of your Board and its agenda significantly risks the concrete actions being taken by us to enhance the value of your investment, particularly our fulsome and well-advanced exploration of strategic alternatives currently underway. The manner in which Clinton has acted and the disproportionate demands it has made throughout this process make clear to us that it has a self-interested agenda.

PLEASE VOTE THE WHITE PROXY CARD TODAY IN SUPPORT OF IMATION’S THREE

HIGHLY QUALIFIED DIRECTOR NOMINEES

Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote today by telephone, online, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do NOT return or otherwise vote any gold proxy card sent to you by Clinton. If you have previously submitted a gold proxy card sent to you by Clinton, you can automatically revoke it by signing, dating and returning the enclosed WHITE proxy card in the accompanying envelope. We appreciate your continued loyalty and support. If you have any questions or need assistance voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated toll-free at (877) 717-3898.

We are extremely honored to serve on behalf of you, our shareholders. Your Board and management team are committed to acting responsibly and to maximizing the value of your investment.

On behalf of the Board, thank you for your continued support.

Sincerely,

L. White Matthews, III	Mark E. Lucas
Non-Executive Chairman of the Board	President and Chief Executive Officer

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